Exhibit 99.1

	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle
Albany, NY 12203

www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES SECOND QUARTER 2009 RESULTS

          Albany, NY, August 20, 2009 -- Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced total sales for the second quarter ended August 1, 2009 decreased 23% to $165.7 million, compared to $215.2 million in the second quarter of 2008. Average stores in operation during the quarter were 705 compared to 794 last year, an 11% decline. Comparable store sales in the second quarter of 2009 decreased 15%. For the second quarter of 2009, the Company’s net loss was $17.8 million, or $0.57 per share compared to a net loss of $19.2 million, or $0.62 per share for the same period last year.

          Gross profit as a percentage of sales for the second quarter of 2009 was 35.5% compared to 35.3% in the second quarter of 2008. Selling, general and administrative expenses for the quarter were $72.1 million, a 19% reduction from $89.1 million in the comparable period last year. SG&A expenses were 43.5% of sales versus 41.4% of sales for the same period last year.

          Sales for the twenty-six week period ended August 1, 2009 decreased 20% to $357.2 million, compared to $447.8 million in 2008. Comparable store sales for the twenty-six week period ended August 1, 2009 decreased 12%. Net loss for the twenty-six week period was $31.5 million or $1.00 per share versus $31.1 million or $1.00 per share last year.

          The Company had $28.3 million in borrowings outstanding on its credit facility at the end of the quarter as compared to $35.5 million last year. Inventory was $320.4 million, or $72 per square foot, at the end of the quarter versus $399.2 million or $81 per square foot for the same period last year.

          Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, and www.suncoast.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

— table to follow —

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATIONS:
(in millions, except per share data)

	Thirteen Weeks Ended				Twenty-six Weeks Ended

	August 1, 2009	% to Sales	August 2, 2008	% to Sales	August 1, 2009	% to Sales	August 2, 2008	% to Sales

Net Sales	$165.7		$215.2		$357.2		$447.8

Cost of sales	106.9	64.5%	139.4	64.7%	232.7	65.1%	288.9	64.5%

Gross profit	58.8	35.5%	75.9	35.3%	124.5	34.9%	158.9	35.5%

Selling, general and administrative expenses	72.1	43.5%	89.1	41.4%	147.8	41.4%	177.4	39.5%

Depreciation and amortization	3.7	2.3%	5.5	2.6%	7.3	2.1%	11.0	2.5%

Loss from operations	(17.0)	-10.3%	(18.7)	-8.7%	(30.6)	-8.6%	(29.5)	-6.5%

Interest expense, net	0.7	0.4%	0.9	0.4%	1.4	0.4%	1.9	0.4%

Loss before income taxes	(17.7)	-10.7%	(19.6)	-9.1%	(32.0)	-9.0%	(31.4)	-6.9%

Income tax expense (benefit)	0.1	0.0%	(0.4)	-0.2%	(0.5)	-0.1%	(0.3)	0.0%

NET LOSS	$(17.8)	-10.7%	$(19.2)	-8.9%	$(31.5)	-8.9%	$(31.1)	-6.9%

Basic and diluted loss per common share:

Basic and diluted loss per share	$(0.57)		$(0.62)		$(1.00)		$(1.00)

Weighted average number of common shares outstanding - basic and diluted	31.4		31.2		31.3		31.2

SELECTED BALANCE SHEET CAPTIONS:
(in millions, except store data)

	August 1, 2009		August 2, 2008

Cash and cash equivalents	$7.1		$10.4
Merchandise inventory	320.4		399.2
Fixed assets (net)	44.5		71.8
Accounts payable	94.7		115.1
Borrowings under line of credit	28.3		35.5
Long-term debt, less current portion	7.5		10.7

Stores in operation	697		789